                                                                    Exhibit 99.1
                                                                    ------------

PRESS RELEASE
-------------
FOR IMMEDIATE RELEASE
---------------------
October 17, 2002

American Community Bancshares, Inc. Announces the Results for the Quarter ended September 30, 2002

Monroe,  North Carolina,  - American  Community  Bancshares,  Inc. (stock NASDAQ
SmallCap: ACBA; stock warrants NASDAQ SmallCap: ACBAW) the holding company for American Community Bank, reported sharply higher results for the quarter ended September 30, 2002 as compared to the year ago period.

Randy P. Helton, President and Chief Executive Officer commented, "we continue to be pleased with the results we achieved during the third quarter of 2002, reporting earnings significantly higher than a year ago. With our recently completed capital offering, we have significantly strengthened our capital base and are well positioned to take advantage of opportunities in the marketplace ".

During the quarter, American Community's total assets increased 19.8% or $34.5 million as compared to a year ago, finishing the quarter at $208.8 million. Growth was fueled by a 10.5% or $16.3 million increase in deposits and a 149.1% or $8.5 million increase in borrowings. Loans, net of allowance for loan losses increased by 11.9% or $16.2 million as the bank continued to experience healthy demand for loans. At September 30, 2002, net loans totaled $152.1 million.

Net income for the third quarter of 2002 was $328 thousand as compared to $242 thousand for the year ago period an increase of 35.5%. The principal reason for the increase was higher net interest income. Net income per share was $0.12 as compared to $0.13 for the year ago period. The principal reason for the decrease in net income per share was the higher number of shares outstanding during the period as a result of the capital offering we completed in mid-April of 2002.

Net income for the nine months ended September 30, 2002 was $873 thousand as compared to $496 thousand for the year ago period, an increase of 76.0%. Net income per share was $0.35 in the current period versus $0.28 in the prior year period, an increase of 25.0%. The principal reason for the increase was higher net interest income.

Net interest income for the three months ended September 30, 2002 totaled $1.7 million as compared to $1.3 million in the year ago quarter, an increase of 33.0%. Growth in net interest income was driven by growth in earning assets and an increase in net interest margin. Net interest margin for the quarter was 3.36% as compared to 3.19% in the year ago period. The increase in net interest margin can be attributed largely to the repricing of deposit liabilities to lower prevailing deposit rates in 2002.

Net interest income for the nine months ended September 30, 2002 totaled $4.5 million as compared to $3.6 million in the year ago period, an increase of 27.1%. Growth in net interest income was driven by growth in earning assets as the net interest margin was unchanged.

Non-interest income for the three months ended September 30, 2002 totaled $453 thousand, no change from the second quarter of 2001. The composition of non-interest income changed as service charges on deposit accounts increased 7.9% from $252 thousand to $272 thousand; income from mortgage banking operations increased 20.2% from $99 thousand to $119 thousand while other non-interest income decreased 39.2% from $102 thousand to $62 thousand primarily as a result in a reduction in fees related to factoring operations. Non-interest income represented 21.9% of total revenue for the quarter. Non-interest expense totaled $1.5 million, an increase of $289 thousand or 23.1% as compared to the second quarter of 2001. The increase was primarily due to additional compensation costs of $83 thousand or a 12.7% increase related to additional personnel hired to strengthen the Bank's management team. In addition, other expenses increased $194 thousand or a 55.4% primarily as a result in increases in professional fees, data processing costs, and miscellaneous other expenses as a result of the bank's growth.

Non-interest income for the nine months ended September 30, 2002 totaled $1.3 million, no change from the nine months of 2001. The composition of non-interest income changed as service charges on deposit accounts increased 8.8% from $703 thousand to $765 thousand; income from mortgage banking operations increased 17.1% from $286 thousand to $335 thousand while other non-interest income decreased 34.6% from $327 thousand to $214 thousand primarily as a result in a reduction in fees related to factoring operations combined with a non-recurring $37 thousand gain on the sale of other real estate owned in 2001. Non-interest income represented 22.7% of total revenue for the period. Non-interest expense totaled $4.5 million, an increase of $510 thousand or 12.9% as compared to the same period in 2001. The increase was primarily due to increased compensation cost of $126 thousand or 6.1% combined with increased occupancy and equipment expense of $69 thousand or 9.5% primarily related to the completion of the permanent facility at our Mountain Island location. In addition, other expenses increased $315 thousand or 27.4% primarily as a result in increases in professional fees, data processing costs, and miscellaneous other expenses as a result of the bank's growth.

At September 30, 2002 the Bank's allowance for loan losses totaled $2.0 million or 1.30% of period end loans. The allowance for loan losses represented 279% of non-performing loans, which totaled $718 thousand as of September 30, 2002, a decline of $370 thousand from the $1.1 million reported at June 30, 2002. Overall, non-performing assets totaled $1.1 million or 0.54% of total assets, a decline of $224 thousand from the $1.3 million reported at June 30, 2002. Net charge-offs of $244 thousand for the quarter represented 0.66% of average loans on an annualized basis.

At quarter end, stockholders' equity totaled $22.6 million or 10.8% of total assets. This includes the capital raised during the Company's recently completed sale of 870,000 units comprised of one share of common stock and one warrant to purchase an additional share of common stock (NASDAQ SmallCap: ACBAU). The offering was completed on April 17, 2002 and raised gross proceeds of $7.8 million. In addition, the underwriters exercised an option to purchase an additional 130,500, which raised additional gross proceeds of $1.2 million.

Randy Helton stated "we continue to be pleased with the operating results we have achieved. We have a strong balance sheet and continue to look for ways to profitably leverage our capital. We will continue our mission to build a strong franchise that will create value for our shareholders."

American Community Bancshares is headquartered in Monroe, North Carolina and is the holding company for American Community Bank, which was organized in November 1998 and primarily serves the Union and Mecklenburg county markets. The Bank provides a wide assortment of traditional banking services offered with a high level of personal service. The Bank's website is www.americancommunitybank.com. American Community Bancshares stock is traded on the NASDAQ SmallCap market under the symbol ACBA. American Community Bancshares, Inc. is a full service community bank with offices in Monroe (3), Charlotte, Indian Trail, Marshville and Mint Hill, North Carolina.

This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the company's results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's judgment only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

Contact:

Randy P. Helton                            Dan R. Ellis, Jr.
President and Chief Executive Officer      Sr. Vice President and Chief Financial Officer
American Community Bancshares, Inc.        American Community Bancshares, Inc.
(704)225-8444                              (704)225-8444

American Community Bancshares, Inc.
(Amounts in thousands except per share data)

                                                      Three Months ended September 30,          Nine Months ended September 30,
                                                    --------------------------------------   ---------------------------------------
Income Statement                                          2002                 2001                2002                 2001
                                                    -----------------    -----------------   -----------------    ------------------
Total interest income                                     $    2,941           $    3,063          $    8,501            $    9,103
Total interest expense                                         1,275                1,810               3,972                 5,539
                                                    -----------------    -----------------   -----------------    ------------------
    Net interest income                                                                                 4,529
                                                               1,666                1,253                                     3,564

Provision for loan losses                                        192                  215                 548                   437
                                                    -----------------    -----------------   -----------------    ------------------

Net Interest Income after provision for loan losses            1,474                1,038               3,981                 3,127
                                                    -----------------    -----------------   -----------------    ------------------
Non-interest income
    Service charges on deposit accounts                          272                  252                 765                   703
    Mortgage banking operations                                  119                   99                 335                   286
    Other                                                         62                  102                 214                   327
                                                    -----------------    -----------------   -----------------    ------------------

Total non-interest income                                        453                  453               1,314                 1,316
                                                    -----------------    -----------------   -----------------    ------------------
Non-interest expense
    Salaries and employee benefits                               737                  654               2,197                 2,071
    Occupancy and equipment                                      257                  245                 796                   727
    Other                                                        544                  350               1,464                 1,149
                                                    -----------------    -----------------   -----------------    ------------------

Total non-interest expense                                     1,538                1,249               4,457                 3,947
                                                    -----------------    -----------------   -----------------    ------------------

Income before income taxes                                       389                  242                 838                   496
Provision (benefit) for income taxes                              61                    -                (35)                     -
                                                    -----------------    -----------------   -----------------    ------------------

Net income                                                 $     328            $     242           $     873             $     496
                                                    =================    =================   =================    ==================
Net income per share
    Basic                                                       0.12                 0.13                0.35                  0.28
    Diluted                                                     0.12                 0.13                0.35                  0.28

Weighted average number of shares outstanding
    Basic                                                  2,824,376            1,806,465           2,483,454             1,770,763
    Diluted                                                2,824,376            1,806,465           2,490,929             1,770,763

American Community Bancshares, Inc.
(Amounts in thousands except per share data)


Balance Sheet                                                    September 30,
                                                     ---------------------------------------
                                                           2002                 2001
                                                     -----------------    ------------------
Assets
Cash and due from banks                                    $    3,819            $    1,491
Interest-earning deposits with banks                           27,612                17,942
Investment securities                                          17,559                12,747
Loans                                                         154,067               137,680
Allowance for loan losses                                     (2,005)               (1,786)
                                                     -----------------    ------------------
  Net loans                                                   152,062               135,894

Accrued interest receivable                                       938                   891
Bank premises and equipment                                     4,639                 4,700
Federal Home Loan Bank stock                                      450                   250
Other real estate owned                                           384                    94
Other assets                                                    1,350                   332
                                                     -----------------    ------------------

  Total assets                                             $  208,813            $  174,341
                                                     =================    ==================

Liabilities and stockholders' equity
Deposits
Non-interest bearing                                      $    21,189           $    15,933
Interest bearing                                              149,717               138,692
                                                     -----------------    ------------------
  Total deposits                                              170,906               154,625

Borrowings                                                     14,205                 5,702
Accrued expenses and other liabilities                          1,094                   553
                                                     -----------------    ------------------
  Total liabilities                                           186,205               160,880

Total stockholders' equity                                     22,608                13,461
                                                     -----------------    ------------------

Total liabilities and stockholders' equity                $   208,813           $   174,341
                                                     =================    ==================

Ending shares outstanding                                   2,824,376             1,806,465
Book value per share                                       $     8.00            $     7.45

American Community Bancshares, Inc.
(Amounts in thousands except per share data)

                                                        As of or for the 3 months ended          As of or for the 9 months ended
                                                                 September 30,                            September 30,
                                                     --------------------------------------   --------------------------------------
                                                           2002                 2001                2002                 2001
                                                     -----------------    -----------------   -----------------    -----------------
Per share data:
Basic earnings per share                                   $     0.12           $     0.13          $     0.35           $     0.28
Diluted earnings per share                                       0.12                 0.13                0.35                 0.28
Book value per share                                             8.00                 7.45                8.00                 7.45

Selected performance ratios:
Return on average assets                                        0.65%                0.56%               0.59%                0.42%
Return on average equity                                        5.84%                7.31%               6.15%                5.25%
Net interest margin                                             3.36%                3.19%               3.22%                3.22%
Net interest spread                                             2.77%                2.68%               2.70%                2.60%
Non-interest income as a % of revenue                          21.89%               26.55%              22.68%               26.97%
Non-interest income as a % of average assets                    0.90%                1.04%               0.89%                1.11%
Non-interest expense to average assets                          2.94%                2.87%               2.99%                3.33%
Efficiency ratio                                               71.92%               73.21%              76.07%               80.88%

Asset quality:
Nonperforming loans                                               718                  166                 718                  166
Nonperforming assets                                              401                   94                 401                   94
Nonperforming loans to total loans                              0.47%                0.12%               0.47%                0.12%
Nonperforming assets to total assets                            0.54%                0.15%               0.54%                0.15%
Allowance for loan losses to period-end loans                   1.30%                1.30%               1.30%                1.30%
Allowance for loan losses to nonperforming loans                 279%                1076%                279%                1076%
Net charge-offs                                                   244                   20                 279                   36
Net charge-offs to average loans                                0.66%                0.06%               0.26%                0.04%

Capital Ratios:
Equity to total assets                                         10.83%                7.72%              10.83%                7.72%